Exhibit 21

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

SUBSIDIARIES AND AFFILIATES

Company	Jurisdiction of Incorporation	Ownership Interest
Allied Friction Products Australia Pty Ltd.	Australia	100%
Cobra Europe S.A.	France	100%
Evand Pty Ltd.	Australia	100%
F.I.P. Pty Ltd.	Australia	100%
H.P. s.r.l.	Italy	100%
Jinhu Control Systems Co. Ltd.	China	60%
Milufab, Inc.	Canada	100%
MotivePower Foreign Sales Corporation	Barbados	100%
MotivePower, Inc.	Delaware	100%
Pioneer Friction Limited	India	100%
Railroad Friction Products Corporation	Delaware	100%
RFPC Holding Corporation	Delaware	100%
Stone UK, Ltd.	United Kingdom	100%
ThermoSealed Castings Ltd.	Canada	100%
Vapor Rail Inc.	Canada	100%
Vapor Stone UK Limited	United Kingdom	100%
Wabco Freight Car Products Ltd.	Canada	100%
Wabtec Australia Pty. Limited	Australia	100%
Wabtec Corporation	New York	100%
Wabtec de Mexico S.A., de C.V.	Mexico	100%
Wabtec Distribution Company	Delaware	100%
Wabtec Foundry Ltd.	Canada	100%
Wabtec Holding Corp.	Delaware	100%
Wabtec Rail Limited	United Kingdom	100%
Wabtec Railway Electronics Corporation	Nova Scotia	100%
Wabtec Railway Products India Private Ltd.	India	100%
Wabtec Servicios Administrativos, S.A. de C.V.	Mexico	100%
Wabtec Transportation Technologies	Delaware	100%
Westinghouse International Corporation	Barbados	100%
Westinghouse Railway Holdings (Canada) Inc.	Canada	100%
Young Touchstone Company	Wisconsin	100%